Exhibit 8.15
DAVIS POLK & WARDWELL
450 LEXINGTON AVENUE
NEW YORK, NEW YORK 10017

November 29, 2007

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as special tax counsel to JPMorgan Chase & Co., a corporation incorporated under the laws of Delaware (the “Company”), in connection with the preparation and filing of pricing supplement no. 856 dated November 27, 2007 relating to Principal Protected Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the MSCI EAFE® Index and the iShares® MSCI Emerging Markets Index Fund due November 30, 2012 (the “Pricing Supplement”) to product supplement no. 32-VIII dated November 16, 2007 relating to Principal Protected Notes Linked to a Weighted Basket Consisting of the AMEX Hong Kong 30 Index, the Dow Jones EURO STOXX 50® Index, the Dow Jones — AIG Commodity IndexSM, the FTSE™ 100 Index, the FTSE/Xinhua China 25 Index, the Korea Stock Price Index 200, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund, the MSCI Taiwan Index, the MSCI Singapore Index, the Nikkei 225 Index, the Russell 2000® Index, the Russell 3000® Index and the S&P 500® Index, or Linked to Any One of the Foregoing (the “Product Supplement”) to a prospectus supplement dated October 12, 2006 (the “Prospectus Supplement”) for the Company’s Global Medium-Term Notes, Series E, Global Warrants, Series E and Global Units, Series E, relating to a prospectus dated December 1, 2005 (the “Prospectus”) contained in the Company’s Registration Statement on Form S-3ASR (Registration Statement No. 333-130051) (the “Registration Statement”).  This opinion is being furnished in accordance with the requirements of Section 601(b)(8) of Regulation S-K of the Securities Act of 1933, as amended (the “Act”).

In our opinion, the discussions under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Taxed as Contingent Payment Debt Instruments” in the Pricing Supplement, subject to the conditions and limitations described therein, set forth the material U.S. federal income tax considerations applicable generally to holders of the securities offered pursuant to the Pricing Supplement as a result of the ownership and disposition of such securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “United States Federal Taxation” in the Prospectus Supplement, under the heading “Certain U.S. Federal Income Tax Consequences” in the Product Supplement and under the heading “Selected Purchase Considerations – Taxed as Contingent Payment Debt Instruments” in the Pricing Supplement.  By such consent we do not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell